                                                                  EXHIBIT 10.14


CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406 * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION.


                            COLLABORATION AGREEMENT


        This Collaboration Agreement (the "Agreement") is made between ALANEX Corporation ("ALANEX") and NOVO NORDISK ("NOVO NORDISK").


                                    RECITALS

        A. WHEREAS, ALANEX has developed proprietary molecular design technology, ALANET(TM), which enables ALANEX to analyze structure affinity relationships of **************** receptors and to characterize 3-dimensional "3-D" pharmacophore hypotheses;

        B. WHEREAS, ALANEX has developed proprietary methods for the rapid development of libraries of diverse organic compounds, Pharmacophore Directed Parallel Synthesis(TM) "PDPS(TM)"; and

        C. WHEREAS, both parties desire that, in consideration of the funding to be provided by NOVO NORDISK, ALANEX apply the ALANET(TM) technology to the Chemical Entity Data (as defined below) supplied by NOVO NORDISK and use PDPS(TM) methods to synthesize, isolate, purify, characterize and supply novel, non-peptide ligands with desired **************** receptor ligand binding and efficacy characteristics (the "Collaboration").

        NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, ALANEX and NOVO NORDISK agree as follows:

                               1. EFFECTIVE DATE

        This agreement shall be effective as of October 31, 1995 (the "Effective Date").

                                 2. DEFINITIONS

        2.1 "AFFILIATE" used in connection with any of the parties to this Agreement shall, unless otherwise specifically indicated, mean any corporation or other entity controlled by or controlling the party mentioned, or being under the common control with the party mentioned, directly or indirectly, through stock ownership, or otherwise. "Control" shall mean the ownership of more than fifty percent (50%) of the outstanding equity or voting interests in such entity.


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                                              * CONFIDENTIAL TREATMENT REQUESTED

        2.2 "ALANET(TM)" shall mean ALANEX's proprietary molecular design technology, including ALANET(TM)-0, ALANET(TM)-I and ALANET(TM)-II, which can be applied to develop peptide-like molecules that mimic the actions of peptides.

        2.3 "ALANET(TM)-0" is a system that can be used to predict the folding of peptides and proteins and can be used to design new compounds of interest.

        2.4 "ALANET(TM)-1" is the process used in the development of a series of active analogs of the compound of interest.

        2.5 "ALANET(TM)-II" is a system that is used once a series of active analogs is created through the use of ALANET(TM)-I that allows the formulation of a 3-D pharmacophore hypothesis based on a set of compounds of interest.

        2.6 "Chemical Entity Data" shall mean data supplied by NOVO NORDISK regarding the chemical structures and **************** receptor binding and intrinsic affinity of compounds discovered by NOVO NORDISK prior to the Effective Date, as well as compounds discovered independent of the Research Program after the Effective Date.

        2.7     "FTE" shall mean the equivalent or one full-time researcher.

        2.8 "Non collaboration Products" shall mean any products incorporating: (i) compounds that have been synthesized and are in the possession of NOVO NORDISK prior to the EFFECTIVE DATE; (ii) compounds discovered and developed by NOVO NORDISK and/or third parties independent of the Research Program and the Collaboration and that are not compounds discovered or developed as a result of the Research Program or the Collaboration; and
(iii) those compounds or products covered under any NOVO NORDISK Patent Rights.

        2.9 "NOVO NORDISK Patent Rights" shall mean any and all patents, patent applications and patent rights and divisions, continuations, continuations-in-part, divisional applications, renewals, substitutions, extensions or additions to such patents or applications, directly or indirectly owned or controlled by NOVO NORDISK, and any corresponding foreign patent applications or patents based on such applications or patents which rights existed prior to the Effective Date hereof or as later created independent of the Research Program and the Collaboration.

        2.10 "Pharmacophore Directed Parallel Synthesis(TM) "PDPS(TM)" " is an ALANEX proprietary technology that is used to rapidly generate libraries of relevant organic compounds of interest.

        2.11 "Preclinical Lead Profile (PLP) Candidate" shall mean a Program Compound selected by NOVO NORDISK based on dose finding studies for short term **************** toxicological studies and further development in


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                                              * CONFIDENTIAL TREATMENT REQUESTED

accordance with the current NOVO NORDISK guidelines for selection of lead candidates (Appendix 1).

        2.12 "Program Compound" shall mean (i) any compound discovered and developed as set forth under Section 3.2; (ii) any compound included or derived from PDPS-generated banks or organic structures that have been shown to exhibit **************** receptor binding affinity with a Ki <1uM or structures necessary to obtain broad patent coverage independent of binding affinity, for which ALANEX has developed and provided NOVO NORDISK with analytical information including detailed synthetic procedures, spectroscopic date and physiochemical properties enabling NOVO NORDISK to establish authenticity of the chemical structure; or (iii) any compound developed by NOVO NORDISK using pharmacophore information provided by ALANEX pursuant to Section 3.3, that exhibit *************** receptor binding affinity. The term
"Program Compound" includes salts, esters, complexes, chelates, hydrates, isomers, stereoisomers, crystalline and amorphous forms, prodrugs, metabolites and metabolic precursors thereof.

        2.13 "Program Compound Option" shall mean Program Compounds that exhibit activities in addition to or other than *************** binding activity.

        2.14    "Research Program" shall mean the research program described in
Section 3 below.

        2.15 "Research Term" shall mean the three-year period commencing on the Effective Date, subject to extension under Section 3.4.

        2.17 "Results" shall mean all Program Compounds and any and all ideas, inventions and knowledge thereto and all intellectual property rights connected therewith.


                              3. RESEARCH PROGRAM

        3.1 Purpose and Scope. The purpose of the Collaboration is to characterize novel, non-peptide ligands with desired ****************** receptor ligand binding affinity. During the Research Term and subject to the terms and conditions of this Agreement, ALANEX will use its good faith scientific and business judgment to conduct the Research Program and to furnish the facilities and personnel necessary to carry out its responsibilities under the Research Program pursuant to the funding provided in Section 4 hereof.

        3.2     ALANEX Responsibilities.

                3.2.1 ALANEX shall (i) apply ALANET(TM)-I to the Chemical Entity Data supplied by NOVO NORDISK to assemble a database of analogs of the compounds for which the Chemical Entity Data was supplied, and (ii) apply

                                              * CONFIDENTIAL TREATMENT REQUESTED

ALANET(TM)-II to that database to identify new compounds with desired affinity at ***************** receptors and to characterize a 3-D pharmacophore based on those compounds. ALANEX acknowledges that NOVO NORDISK will determine the Research Program direction within the target of development of compounds with ***************** receptor binding activity. The target may be changed subject to mutual agreement by the parties.

        3.2.2 ALANEX will use its peptide, organic and medicinal chemistry, PDPS(TM) technology and current and future databases to synthesize, isolate, purify and characterize novel non-peptide ligands with desired affinity to ***************** receptors.

        3.2.3 ALANEX, with the assistance of NOVO NORDISK, will set up specific ***************** receptor binding assays for the routine testing of compounds synthesized at ALANEX.

        3.2.4 ALANEX will provide to NOVO NORDISK adequate quantities of pure and characterized compounds identified by ALANEX that exhibit desired binding affinity to ***************** receptors. Adequate quantities shall mean amounts reasonably required for verification of in vitro affinity, physiochemical properties and early pharmacology studies.

        3.2.5 ALANEX shall provide NOVO NORDISK with 3-D pharmacophore information about peptide-like and/or non-peptide candidates that fulfill the requirements of the hypothesis. This will be an interactive process that will require refinement of the pharmacophore hypothesis after the synthesis and testing of new compounds.

        3.3  NOVO NORDISK RESPONSIBILITIES.

        3.3.1 NOVO NORDISK may carry on an effort independent of ALANEX, utilizing pharmacophore information supplied by ALANEX, to synthesize organic compounds with the required characteristics for binding to the ********* ******* receptors of interest.

        3.3.2 NOVO NORDISK will provide ALANEX with cells transfected with cloned ***************** receptors to be used in in vitro receptor binding and functional assays.

        3.3.3 NOVO NORDISK will perform in vitro profiling including ********** ************ receptor binding affinities, and all in vivo pharmacological characterization studies of Program Compounds.

        3.4 RESEARCH DURATION. The Research Program shall be performed during the Research Term hereof, subject to extension upon mutual agreement of the parties.

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                                              * CONFIDENTIAL TREATMENT REQUESTED

        3.5 RECORD KEEPING. ALANEX will keep accurate scientific records relating to the Research Program and will make such records available to NOVO NORDISK or its authorized representative throughout the Term of the Agreement during normal business hours upon reasonable notice.

        3.6 ALANEX AGREEMENT REGARDING RESEARCH. ALANEX agrees that during the Research Term, as may be extended or terminated in accordance with the terms of this Agreement, and for six (6) months thereafter, it will not, alone or together with any third party, engage in research regarding ***************** receptor ligands. Nothing herein shall limit ALANEX's ability to conduct research regarding any subject other than ***************** receptor ligands during the period described in the immediately preceding sentence, or ALANEX's ability to conduct research regarding any subject following the expiration of such period.

                                   4. FUNDING

        4.1 PROJECT INITIATION FEE. To fund the performance ALANEX of its obligations under this Agreement, NOVO NORDISK will pay to ALANEX $250,000 upon the signing of this Agreement and prior to the initiation of the Research Program. This fee will be used by ALANEX to purchase equipment needed for the initiation of the Research Program and is independent of FTE and milestone payments. All such equipment shall be and shall remain the property of ALANEX, irrespective of any termination of this Agreement.

        4.2 FTE PAYMENTS. ALANEX will be paid ******** per year per FTE, adjusted annually by the Consumer Price Index of San Diego, California, USA, over the preceding calendar year starting 1995 (the "FTE Rate"). Payments will be made on a prepaid quarterly basis commencing not later than one (1) month after the Effective Date. The initial number of FTE's will be ********. These will include one (1) FTE for a computational chemist, ********* FTE's for synthetic organic-medicinal chemistry, one (1) FTE for a peptide chemist, and ******* FTE's for pharmacologists to perform receptor ligand binding assays. The FTE payments and the milestone payments (if any) contemplated by Section 7 constitute the entire compensation for the services performed under this Agreement.

        4.3 FUNDING COMMITMENT MODIFICATION. At any time during the term of the Research Program, either Party may propose in writing an increase or decrease of the number of FTE's. ALANEX may request a change in the FTE Rate for the remaining term of the Research Program. Upon reasonable demonstration by ALANEX that ALANEX's research department cost structure exceeds the FTE rate set forth in Section 4.2 and, with the consent of NOVO NORDISK which shall not be unreasonably withheld, the FTE rate will be increased accordingly.

                         5. CONSULTATION AND REPORTS

        5.1 Consultation. During the Term of the Agreement, NOVO NORDISK's representatives may consult informally with ALANEX's representatives regarding the Research Program, both personally and by telephone. Access to NOVO NORDISK work carried on in ALANEX laboratories in the course of the Research Program shall be made available to NOVO NORDISK during normal business hours upon reasonable notice.

        5.2 Research Committee. A Research Committee will be created to manage the Research Program. Each Party will designate three (3) representatives to act as members of the Research Committee. Meetings will be held no less than every three (3) months and their locations will alternate between Copenhagen and San Diego. The chairman of each Research Committee Meeting will be a member from the host company. The Research Committee will, within the framework of this Agreement, be responsible for the formulation and ongoing revision of the Research Plan and for the monitoring and assessment of the resultant research.

        5.3 Reports. Routines of reporting will be established by the Research Committee.

        5.4 Report Usage. All reports and information submitted to NOVO NORDISK as a result of the Research Program may be freely utilized by NOVO NORDISK for whatever purpose.

                             6. OWNERSHIP; PATENTS

        6.1     Ownership.

                6.1.1 ALANEX acknowledges that ALANEX has no ownership rights in or to any peptide or non-peptide materials furnished by NOVO NORDISK or to any NOVO NORDISK Patent Rights or any other NOVO NORDISK proprietary rights. Except as expressly provided for in Sections 8, 12.3 and/or 12.4 of this Agreement, NOVO NORDISK acknowledges that NOVO NORDISK has no rights in or to any ALANEX patent rights or any other ALANEX proprietary rights.

        6.2 Patents. NOVO NORDISK shall be free to determine whether or not it chooses to file one or more patent applications to obtain patent rights with respect to any Program Compound. NOVO NORDISK shall pay any and all expenses in connection with filing and maintaining such patents.

                6.2.1 ALANEX undertakes at the request of NOVO NORDISK to sign any and all documents necessary or useful in connection with applications for patent or application for any other intellectual property right to the Program

Compounds and further to confirm NOVO NORDISK's proprietary right (ownership) to the Results and Program Compounds.

                6.2.2 ALANEX undertakes to see to it that employees and other persons working with ALANEX in such ways that they can be considered as inventors to any patentable Results or Program Compound generated pursuant to the Research Program or the Collaboration, are obligated as ALANEX to this Agreement.

                6.2.3 IF NOVO NORDISK determines not to file a patent application on a particular compound, ALANEX shall have the right to do so and such compound shall be the property of ALANEX and deemed not to be a Program Compound.

        6.3 Program Compound Patents. NOVO NORDISK will, on a continuous basis, maintain a list of all patents and patent applications concerning Program Compounds.

                             7. MILESTONE PAYMENTS

        7.1 Conditions for Milestone Payments. Milestone payments will be made by NOVO NORDISK to ALANEX subject to the following conditions:

                7.1.1 The selection of a PLP Candidate to enter into clinical trials is to be determined in accordance with current NOVO NORDISK guidelines for PLP Candidate selection (Appendix 1) and will be established at the sole discretion of NOVO NORDISK.

                7.1.2 Payment of IND and NDA milestones will depend on FDA approval of the first clinical trial and approval of marketing authorization including all necessary documentation, respectively.

                7.1.3 Milestone events shall be applicable only to second generation and new indication compounds and not to back-ups. If a PLP Candidate proceeds into phase II clinical trials (as defined by FDA NDA guidelines, Appendix 2), this compound cannot be considered a back-up.

        7.2 Milestone Payments. NOVO NORDISK shall pay to ALANEX the milestone payments described below within thirty (30) days after attainment of each described milestone:


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                                              * CONFIDENTIAL TREATMENT REQUESTED

                7.2.1 For the first Program Compound selected by NOVO NORDISK as PLP Candidate, the milestone events and payments are the following:

                       -  upon selection as PLP Candidate           ********

                       -  upon the first filing of an IND           ********

                       -  upon the first filing of an NDA           ********

                       -  upon the first NDA approval in the U.S.   ********

                7.2.2 For each subsequent Program Compound(s) selected by NOVO NORDISK as Preclinical Lead Profile Candidate(s), the milestone events will be the same as above under Section 7.2.1.

                7.2.3 Other than as set forth in Section 4 above, this Section 7 and Section 8 below, NOVO NORDISK shall not be obliged to pay any compensation to ALANEX for services provided or the rights granted to NOVO NORDISK hereunder.

                             8. LICENSING AGREEMENT

        It is anticipated that NOVO NORDISK, after completion of the relevant research and development activities, may produce one or more drug candidates based, inter alia, on the Results, the Research Program and/or the Collaboration, the NOVO NORDISK Patent Rights and other intellectual property rights, know-how and technology belonging to NOVO NORDISK. In addition hereto, it may be necessary for NOVO NORDISK to carry out such production to have access, and ALANEX is willing to grant such access, to know-how, trade secrets and technology belonging to ALANEX necessary to make, have made, use, promote, and sell one or more candidate drugs. In the event that NOVO NORDISK exercises the option described in the immediately preceding sentence, the license acquired shall be sublicenseable and royalty bearing. Unless otherwise agreed, said license shall be governed by a license agreement which, in all material respects, shall be identical to the License Agreement attached hereto as Appendix 3.

        In the event that NOVO NORDISK has included in the Research Program a Non collaboration Product and, in such event, comes under an obligation to pay royalties or other remuneration to a third party for having obtained the full rights to commercialize such Non collaboration Product, *** of such royalty or other remuneration shall be deductible from any royalty payments due to ALANEX;


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                                              * CONFIDENTIAL TREATMENT REQUESTED

provided, however, in no event shall the royalty payable to ALANEX be reduced by more than ***.

        In the event that the Chemical Entity Data supplied by NOVO NORDISK includes hits with a Ki value lower than one (1) mic.M, the milestone payments provided for in Section 7 hereof and the royalty payments contemplated in this
Section 8, and the standard License Agreement attached hereto as Exhibit 3, shall be subject to renegotiation in good faith, it being recognized by ALANEX that NOVO NORDISK shall be granted more favorable terms in such situation based on the additional input and know-how, thus provided by NOVO NORDISK towards the collaboration.

                                  9. PUBLICITY

        9.1 Press Release and Required Reporting. Neither party shall make reference to the other in a press release or any other written statement in connection with this Agreement if it is intended for use in the public media, except as required by the applicable law or regulation, or with the consent of the other party (which consent shall not be unreasonably withheld).

        9.2 Publications. With respect to publication of information other than a press release, NOVO NORDISK shall have the right to submit for publication any information concerning a NOVO NORDISK Compound. NOVO NORDISK will include appropriate ALANEX personnel in the preparation and authorship of all resultant publications.

                9.2.1 ALANEX undertakes not to make any publications whatsoever regarding the Results without the prior written consent of NOVO NORDISK.

                          10. CONFIDENTIAL INFORMATION

        10.1 Definition. In the Collaboration hereunder, it is acknowledged that each party will disclose to the other ("Receiver") information which is confidential and proprietary information of the disclosing party ("Discloser"). Any information provided hereunder from one party to the other which, by nature, is confidential and proprietary information of Discloser is below referred to as Confidential Information.

        10.2 Protection. Receiver shall maintain the Confidential Information of Discloser in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any employees or other persons working with Receiver.


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                                              * CONFIDENTIAL TREATMENT REQUESTED

        10.3 EXCLUSIONS. The provisions of this Section 10 shall not apply to any information disclosed hereunder which:

        10.3.1 at the time of disclosure is in the public domain;

        10.3.2 after disclosure becomes part of the public domain by publication or otherwise, except by breach of Receiver's undertakings under this Agreement;

        10.3.3 Receiver can establish by competent proof was in its possession at the time of disclosure and was not acquired, directly or indirectly, from Discloser;

        10.3.4 Receiver can establish by competent proof was either developed by Receiver independently of the Confidential Information received from Discloser or received from a third party provided, however, that such information was not obtained by said third party directly or indirectly from Discloser; or

        10.3.5 NOVO NORDISK is required to disclose to relevant authorities in connection with its development and exploitation of a Program Compound.

        10.4 The confidentiality obligations above will be valid during the term of this Agreement and seven (7) years thereafter.

                11. USE OF PROGRAM COMPOUNDS OPTIONS OUTSIDE THE
                           SCOPE OF THE COLLABORATION


        The terms and conditions for the use of Program Compounds Options by NOVO NORDISK for activities other than **************** binding affinities will be negotiated on a case by case good faith basis.

                                12. TERMINATION

        12.1 TERM. This Agreement shall remain in full force and effect from the Effective Date until terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

        12.2   EARLY TERMINATION. This Agreement may be terminated:

        12.2.1 by the written agreement of both parties;

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
                                            * CONFIDENTIAL TREATMENT REQUESTED

        12.2.2 if ALANEX or NOVO NORDISK at any time materially defaults in fulfilling any of their obligations required hereunder, or in the payment of any money due hereunder, or in fulfilling any of the other obligations or conditions hereunder, either party may waive the default, or if electing to not waive the default, such party shall notify the other in writing of said default and allow sixty
               (60) days for the other to correct the default. If at the end of said time period the default remains uncorrected, the aggrieved party may terminate this Agreement by giving written notice of termination to the other party.

        12.2.3 by either party upon the insolvency of, or filing either a voluntary petition by or an involuntary petition against (if not dismissed within sixty (60) days after the filing) the other party.

        12.3  NOVO NORDISK ELECTION TO TERMINATE. Notwithstanding Sections 3,
10.1 and 10.2, NOVO NORDISK shall be entitled, at any time during the term of this Agreement, at its option, to terminate the Research Program upon three
(3)months' prior written notice to ALANEX. Upon such termination of the Research Program, the remainder of this Agreement will continue in full force and effect until terminated in accordance with Sections 12.1 or 12.2 above. In the event that NOVO NORDISK serves notice to ALANEX of such termination of the Research Program during the first two and one-half years of the term to this Agreement, NOVO NORDISK shall be liable to pay compensation to ALENEX, such compensation shall be limited to ALANEX's reasonable, unavoidable and documented costs, ************************************. No other payments shall be due by NOVO
NORDISK to ALANEX, except for any FTE payments due up to and including the termination date and any milestone or royalty payments which become due as a result of NOVO NORDISK exercising the option to obtain a license in accordance with Section-8 hereof.

        12.4 EFFECT OF TERMINATION. Upon termination of this Agreement for whatever reason, the provisions of Sections 6, 8, 9 and 10 shall remain in force. Furthermore, any payments by NOVO NORDISK having become due as of the effective date of the termination, shall be effected.

        12.5 EXTENSION AGREEMENT. Agreement on extension is to be made no later than nine (9) months prior to the expiration date.

                13. DISPUTE RESOLUTION; VENUE AND CHOICE OF LAW

        13.1 DISPUTE RESOLUTION. In the event that at any time during the term of this Agreement a disagreement, dispute, controversy or claim should arise out of or relating to the interpretation of or performance under this Agreement, or the


                                       11
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                                              * CONFIDENTIAL TREATMENT REQUESTED

breach or invalidity thereof, the parties will attempt in good faith to resolve their differences before restoring to the termination procedures provided in
Section 12 of this Agreement by submitting such dispute to the Chief Executive Officers of the parties (or their designees) for thirty (30) days, following which either party shall be free to invoke the arbitration contemplated by section 13.3 and seek any remedy it may have at law or in equity including specific performance and injunctive relief.

        13.2 GOVERNING LAW. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of New York.

        13.3 ARBITRATION. The English wording of this Agreement shall prevail. The parties agree to submit to arbitration under the International Chamber of Commerce any dispute arising from this Agreement which cannot be solved in an amicable manner. The arbitration shall take place in New York City, New York, and shall not include the conciliation procedure. Judgment upon the award rendered may be entered in any court in any country for execution.

        13.4 INDEMNIFICATION.

        For the purpose of this Collaboration Agreement and any subsequent License Agreement entered into according to Section 8 hereof, ALANEX hereby represents and warrants to NOVO NORDISK that the rights granted to NOVO NORDISK do not conflict with the rights of any third party the NOVO NORDISK's legal position shall not be adversely affected by the rights of any third party with whom ALANEX has entered into an agreement, including the rights of New England Medical Center Hospitals, Inc., from whom ALANEX has licensed the ************* used by ALANEX in the course of the Research Program. ALANEX agrees to fully indemnify and hold harmless NOVO NORDISK in the event of any such breach of the foregoing representation, third party rights adversely affecting NOVO NORDISK's legal position.

                               14. MISCELLANEOUS

        14.1 WAIVER. No delay in enforcing a party's rights hereunder or any waiver as to particular breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

        14.2 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, other than as contemplated by the Agreement, neither party shall assign any of its rights and obligations hereunder except as incident to the merger, consolidation, reorganization, or acquisition of stock or assets affecting substantially all of the assets or 50% or more of the voting power of the assigned party. The parties may assign their rights and/or obligations to any of the respective Affiliates.

        14.3 ADDITIONAL DOCUMENTS. Each party agrees to execute such further papers or agreements as may be necessary to effect the purposes of this Agreement.

        14.4 NOTICES. Any notice or other communication required or permitted to be given and to be effective on the date of delivery if delivered in person or by facsimile or five (5) days after mailing by registered or certified mail, postage paid, to the other party at the following address:

        In the case of NOVO NORDISK:
                                         NOVO NORDISK A/S
                                         Novo Alle
                                         2880 Bagsvaerd
                                         Denmark
                                         Executive VP Health Care Discovery &
                                         Development

        In the case of ALANEX:
                                         ALANEX Corporation
                                         3550 General Atomics Court
                                         San Diego, CA 92121
                                         Attn: Marvin Brown, M.D.
                                         President & Chief Executive Officer
                                         Phone: 619/455-3200
                                         Fax: 619/455-3201

Either party may change its address for communication by a notice to the other party in accordance with this section.

        14.5 AMENDMENT. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

        14.6 FORCE MAJEURE. Any delays in performance by any party under this Agreement (other than a party's failure to pay money to the other party) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosions, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrences shall immediately notify the other party and at any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.


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
        14.7 INDEPENDENT CONTRACTORS. In making and performing this Agreement, ALANEX and NOVO NORDISK shall at all times act as independent contractors, and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between NOVO NORDISK and ALANEX. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party.

        14.8 SEVERABILITY. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of the Agreement shall be rendered valid and enforceable to the full extent.

        14.9 CUMULATIVE RIGHTS. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

        14.10 ENTIRE AGREEMENT. This Agreement and any and all Exhibits referred to herein embody the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.


        IN WITNESS WHEREOF, both ALANEX and NOVO NORDISK have executed this Agreement, in duplicate originals, by their respective officer hereunto duly authorized, as of the day and year hereinabove written.


NOVO NORDISK

By: /s/ Bruce Carter                       By: /s/ Mads Krogsgaard Thomsen
    -----------------------------------        ---------------------------------
    Bruce Carter                               Mads Krogsgaard Thomsen
    Executive Vice President                   Corporate Vice President


ALANEX CORPORATION

By: /s/ Marvin R. Brown, M.D.
    -----------------------------------
    Marvin R. Brown, M.D.
    President & Chief Executive Officer

                                              * CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX 1

               PRECLINICAL LEAD PROFILE CANDIDATE (PLPc) PROPOSAL

Project title and originator:

Project aim:

Project rationale containing a short description of the scientific rationale behind the project. The latter must include:

*  Summary of the biological data in support of the therapeutic claim.

* For ************ a structure analysis of chemical structures in support of the optimal selection.

*  For ********* a justification of the suggested expression system.

Assessment of the potential commercial value of the candidate.

Assessment of the required technical abilities fit to the skills available.

Patent competitor situation.

Strategy and development plan to attain PLP approval and phase 1 clinical studies.

Budget and resources required to attain PLP approval stage.

                                   APPENDIX 2

Phase II clinical studies shall mean open (i.e., non-blinded) and blinded controlled clinical studies conducted in accordance with applicable FDA standards, in which patients with diabetes are administered a development compound for the purpose of evaluating initial safety and efficacy and which involve a cumulative total of approximately 300 patients.

                                   APPENDIX 3


to Collaboration Agreement dated October 31, 1995, between ALANEX Corporation and NOVO NORDISK A/S.

                               LICENSE AGREEMENT

This License Agreement (hereinafter referred to as the Agreement) is entered into between

                            NOVO NORDISK A/S
                            Novo Alle
                            DK-2880 Bagsvaerd
                            Denmark

                            (hereinafter referred to as the Licensee)

and

                            ALANEX Corporation
                            3550 General Atomics Court
                            San Diego, CA 92121
                            USA

                            (hereinafter referred to as the Licensor)

                                  WITNESSETH:

WHEREAS Licensor is the owner of certain patent rights (hereinafter referred to as the ALANEX Patent Rights);

WHEREAS Licensee has exercised its option under Section 8 of the Collaboration Agreement dated October 31, 1995, between the parties hereto (hereinafter referred to as the Collaboration Agreement) and Licensee desires to obtain a license under the ALANEX Patent Rights and certain know-how related to the research performed under the Collaboration Agreement;

NOW, THEREFORE the parties agree as follows:

                                 1. DEFINITIONS

        1.1     ALANEX PATENT RIGHTS" shall mean the patents described in
Exhibit 1 attached hereto. (Exhibit 1 to be completed upon exercise of the option set forth in Section 8 of the Collaboration Agreement. Patents to be listed shall be patents covering Program Compounds and any other Results discovered through research funded under the Collaboration Agreement.)

        1.2 "PATENTS" shall mean patents and patent applications of all countries including, but not limited to, additions, divisions, continuations, continuations-in-part, amendments, amalgamations and reissues of such applications or patents thereof or therefor, and extensions and renewals of all such patents or patent applications in whatsoever legal form or by whatsoever legal title they are granted.

        1.3 "AFFILIATE" used in connection with any of the parties to this Agreement shall, unless otherwise specifically indicated, mean any corporation or other entity controlled by or controlling the party mentioned, or being under the common control with the party mentioned, directly or indirectly, through stock-ownership, or otherwise. "Control" shall mean the ownership of more than fifty percent (50%) of the outstanding equity or voting interests in such entity.

        1.4 "LICENSED PRODUCT" shall mean any product which is comprised of a Compound.

        1.5 "COMPOUND" shall mean any Program Compound (as defined in the Collaboration Agreement) or Candidate Drug (as defined in the Collaboration Agreement).

        1.6 "SALE" shall mean a transfer of title in Licensed Product for money or other consideration from Licensor to a third party not being an Affiliate of Licensor or from a sub-licensee of Licensor to others than Licensor or Affiliates thereof.

        1.7 "NET PROCEEDS OF SALE" shall mean Licensor's, its Affiliates' and sub-licensees' gross receipts from the Sale of Licensed Product, less the sum of trade and quantity rebates, allowances for return of goods, value added taxes, transport cost and insurance, all to the extent stated on the invoice and actually paid or allowed. It is understood that, in the case of sale or combined products or bundling, only the part of the selling price which can reasonably be allocated towards the Licensed Product itself shall be included in the Net Proceeds of Sale.

        1.8     "TERRITORY" shall mean the entire world.

                  2. LICENSING OF PATENT RIGHTS AND TECHNOLOGY

        2.1 Licensor grants to Licensee the exclusive right and license under the ALANEX Patent Rights and any related know-how to make, have made, use or sell Licensed Product within the Territory.

                                              * CONFIDENTIAL TREATMENT REQUESTED

             The license granted herein shall, subject to third party rights, include all improvements made by Licensor during the term hereof in the method of manufacture or administration of Licensed Product.

        2.2 Licensor grants to licensee and its Affiliates the unrestricted right to sub-license any portion or all of the ALANEX Patent Rights and the related know-how to make, have made, use or sell Licensed Product within the Territory; provided that prior notice shall be given to Licensor. Licensee shall remain primarily liable for the performance of such sub-licensees. Each sub-licensee shall enter into a written sub-license agreement having the same obligations towards Licensor as those provided for herein.

                             3. MILESTONE PAYMENTS

        3.1 NOVO NORDISK's obligation to make milestone payments in accordance with Section 7 of the Collaboration Agreement shall not be waived or otherwise affected by entering into this Agreement.

                         4. ROYALTIES AND PAYMENT TERMS

        4.1 Licensee will pay Licensor a royalty for the Sale of Licensed Product at a royalty rate based on the amount of Net Proceeds of Sale, according to the following schedule:

        Annual Net Proceeds of Sale     Royalty rate applicable to Sales
                                        in described interval

               *****************                  ***
            ********************                  ***
            ********************                  ***
            ********************                  ***

        4.2 Only one royalty shall be paid under this Agreement for each Licensed Product, regardless of the number of claims of patents or patent applications applicable thereto or the number of Sales of the same Licensed Product by Licensee or any sublicensee of Licensee.

        4.3 While Licensee will have the right to conduct Sales through Affiliates and sub-licensees, Licensee shall be responsible for the payment of all royalties and the performance of all other obligations hereunder for such Sales.

        4.4 In the event of the grant of one or more compulsory licenses in a country in the Territory to a third party under any Patent included in the ALANEX Patent Rights for a specific Licensed Product, the applicable royalty rate as provided in Section 4.1 will be reduced by the same royalty payable by that

                                               *CONFIDENTIAL TREATMENT REQUESTED

third party in respect of the sale and manufacture of the specific Licensed Product in that country of the Territory.

        4.5 All royalties and other payments due hereunder shall be paid in U.S. Dollars. All royalties and other payments due hereunder shall be originated from a bank located in the U.S.A. and shall be made by bank wire transfer in immediately available funds to such account as Licensor shall designate before such payment is due. If at any time legal restrictions in any country in the Territory prevent the prompt remittance in the manner set forth in this Section
4.5 of part or all royalties owning with respect to Sales of Licensed Product in such country, then the parties shall meet and mutually determine a lawful manner of remitting the restricted part of such royalty payment so long as such legal restrictions exit.

        4.6 With respect to Sales of Licensed Product invoiced in a currency other than U.S. Dollars the Net Proceeds of Sales of licensed Product and the royalties payable shall be calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates by the European version of the Wall Street Journal, or, in the absence of quoted exchange rates from the European version of the Wall Street Journal, a comparable bank or financial institution, on each of the last business days of each month in the quarter prior to the date of payment.

        4.7 If required to do so by law, Licensee may withhold from royalty payments due to Licensor any withholding or similar taxes required to be withheld or collected on behalf of Licensor, provided that any such deductions for the payment of such taxes are supported by duly executed receipts.

        4.8 NOVO NORDISK shall be entitled to deduct any milestone payments made in respect of the relevant Program Compound from any royalties due hereunder for the sale of the corresponding Licensed Products, it being understood, however, that NOVO NORDISK shall in the event be allowed to withhold more than **************** of the royalty amount otherwise due.

                     5. RECORD KEEPING PAYMENT AND REPORTS

        5.1 Licensee shall keep a complete and correct account of the amounts sold and Net Proceeds of Sale of Licensed Product, and shall be obliged to keep such account for three (3) years after the year of making of a royalty payment as provided in Article 5.2.

        5.2 Licensee shall within sixty (60) days after the end of each calendar quarter send to Licensor a written statement, certified by an authorized officer of Licensee showing Net Proceeds of Sales of Licensed Product, the deductions used to calculate such amount, withholding taxes, if any, required by law to be deducted in respect of such sales, and the applicable currency exchange

                                              * CONFIDENTIAL TREATMENT REQUESTED

calculations. Such statements shall be accompanied by a payment of the total amount of royalty then due. If no royalty is due, licensee shall nevertheless render a statement to reflect such fact. Licensee shall also furnish such additional information as Licensor may reasonably request from time to time to assure that the proper royalty amount was paid.

        5.3 Not more than once in a calendar year, at Licensor's request and cost, Licensee agrees to allow Licensor's independent auditors to audit the relevant books and records of Licensee relating to the Net Proceeds of Sale and the determination of the royalty; provided, however, if any such audit reflects a discrepancy of greater than 5% in the amount of royalties payable, Licensee shall bear the cost of such audit.

                                 6. WARRANTIES

        6.1 Licensor represents and warrants that, to the best of its knowledge, upon due investigation, as of the effective date of this Agreement:

                6.1.1 it is the sole owner of the entire right, title and interest in the ALANEX patent Rights and related know-how and has the right to enter into this Agreement;

                6.1.2 there are no administrative or judicial proceedings contesting the inventorship, ownership, validity of enforceability of any element of ALANEX patent Rights; and

                6.1.3 except as provided under or in connection with the Collaboration Agreement, it has granted no prior license or assignment of the ALANEX Patent Rights and the related know-how within the Territory.

                               7. PAID-UP LICENSE

        7.1 Licensee's obligation to pay royalties under Section 4.1 shall cease and this Agreement will remain in effect as a paid-up, non-exclusive, royalty-free license of the ALANEX Patent Rights and related know-how to make, have made, use and sell the Licensed Product in a country covered by the Territory upon the date of the (i) expiration of the last of any Patent (product patents only) belonging to NOVO NORDISK in that country, or (ii) twelve (12) years after the first commercial sale (i.e., after all required regulatory and pricing approvals) of the Licensed Product in such country. If the applicable ALANEX Patent Rights expire before the end of such twelve (12) years, royalties payable under Section 4.1 shall be reduced by **************************, provided that if material generic competition should develop for the Licensed Product, the royalty rate shall be further reduced by another ************************** on a country-by-country basis.

                                              * CONFIDENTIAL TREATMENT REQUESTED

                                 8. TERMINATION

        8.1 If Licensee or Licensor at any time materially defaults in rendering any of the reports required hereunder, or in the payment of any money due hereunder or in fulfilling any of the other obligations or conditions hereunder, either party may waive the default, or if electing not to waive the default, such party shall notify the other in writing of said default and allow sixty (60) days (or thirty (30) days in the case of non-payment) for the other to correct the default. If at the end of said time period the default remains uncorrected, the aggrieved party may terminate this Agreement and any licenses granted thereunder by giving written notice of termination to the other party. Upon the giving of such notice, this Agreement and any licenses granted hereunder shall terminate immediately.

        8.2 Licensee shall have the right to terminate this Agreement at any time upon giving Licensor sixty (60) days' written notice. Licensee shall upon such termination becoming effective pay to Licensor all royalties accrued prior to such termination date.

                                 9. LITIGATION

        9.1 If any judgment holds claims of the ALANEX Patent Rights covering such licensed Product, its use or manufacture unenforceable or invalid (whether or not such judgment is further reviewable), any royalties which are due to be paid to Licensor after the date of judgment under Section 4.1 shall be reduced by ***********************; provided that if material generic competition should develop for the Licensed Product, the royalty rate shall be further reduced by another ***********************, on a country-by-country basis. In the event that the validity or enforceability of the claims is reinstated, the full royalty rate or amount specified in Section 4.1 shall be restored and Licensee will pay Licensor the difference between the full and reduced royalty, plus *************** annual interest, for the period when the reduced royalty rate was in effect.

        9.2 Licensor agrees to notify Licensee in writing if the validity, infringement or priority of invention of any of the ALANEX Patent Rights is put in issue by any person.

        9.3 Upon learning of any infringement of the ALANEX Patent Rights, Licensee will promptly discuss the matter with Licensor. If such infringement is likely to materially and adversely affect the sale of the Licensed Product, Licensee shall have the right at any time upon written notice to Licensor to take whatever action Licensee in its reasonable discretion deems appropriate, including appropriate court action, to terminate the infringement or to enter into a settlement agreement with the infringing party or parties. Such action shall include the defense of any action in which the validity or infringement of the

ALANEX Patent Rights is placed in issue by a third party, e.g. by way of a declaratory judgment action. Any such action or defense shall be under the sole control of Licensee at Licensee's expense and with counsel of Licensee's choosing and of whom Licensor does not reasonably object. Licensor shall have the right to participate in such proceedings and to share equally all costs. Licensor shall also be entitled to have a counsel of its choice observe the progress of such action. Licensor agrees to cooperate fully with licensee and provide Licensee with any assistance that Licensee might require in said action (at Licensee's expense, as regards out-of-pocket expenses) including joining with Licensee as a named party in any law suit in which licensee may become involved in its efforts to terminate the infringement or confirm the validity of the ALANEX Patent Rights. If Licensee does not elect within sixty (60) days after such notice to so control the defense of such suit, Licensor may undertake such control at its own expense, and Licensee shall then have the right to be represented by advisory counsel of its own selection and at its own expense, and Licensee shall cooperate fully with Licensor and provide Licensor with any assistance that Licensor might require in said action.

        9.4 After deduction of all legal fees and expenses of either party, any sums received by Licensee, if Licensee controlled the suit, as damages or settlement for infringement shall be shared equally if Licensor participated in such proceedings (and shared the legal costs); otherwise, Licensee shall retain fifty percent (50%) of such net recovery. If licensee does not elect to control the defense of any suit as provided in Section 9.3 above, the Licensor undertakes such control, Licensor shall retain such net recovery.

                              10. CONFIDENTIALITY

        10.1 In consideration of disclosure by either of the parties to the other party of confidential information in written or oral form or in the form of samples, the recipient and the recipient's Affiliates undertake for a period of ten (10) years from the date of disclosure to treat received information as strictly secret and therefore not to disclose it to any third party (except reliable employees, sub-licensees and Affiliates under similar secrecy obligations), and to make no commercial use of it except for the purposes of this Agreement. This obligation does not apply to:

                10.1.1 information which, at the time of disclosure, is already in the public domain;

                10.1.2 information which, after disclosure, becomes a part of the public domain by publication through no violation of this Agreement;

                10.1.3 information which the recipient is able to prove to have been in possession of prior to any disclosure; or

                10.1.4 information which is hereafter lawfully disclosed by a third party to the recipient, which third party did not acquire the information under a still effective secrecy obligation.


                                  11. NOTICES

      11.1 All notices required or provided for use in this Agreement shall be in writing and shall be given by telefax or certified mail prepaid and properly addressed to the address of the party to be served as shown below. Notice shall be effective upon the date on which such notice was dispatched. Reports under
Section 5.2 shall not be considered notices.

                If to ALANEX:                   ALANEX CORPORATION
                                                3550 General Atomics Court
                                                San Diego, CA 92121
                                                U.S.A.

                                                Telefax:619/445-3201

                If to NOVO NORDISK:             NOVO NORDISK A/S
                                                Novo Alle
                                                DK-2880 Bagsvaerd
                                                Denmark

                                                Telefax: +45


                               12. FORCE MAJEURE

        12.1 Each of the parties hereto shall be excused from the performance of its obligations (other than the obligation to pay monies due) and shall not be liable for damages to the other in the event that such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue for so long as the condition responsible for such excuse continues and for a thirty (30) day period thereafter. For the purposes of this Agreement, circumstances beyond the control of a party which excuse that party from performance shall include, but not limited to, acts of God, acts, regulations or laws of any government, injunction or judgment of any court, war, civil commotion, destruction of facility or materials by fire, earthquake, storm or other casualty, labor disturbances, epidemic and failure of public utilities or common carrier.


                               13. MISCELLANEOUS

        13.1 This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. The English wording of this Agreement shall prevail. The parties agree to submit to arbitration under the International Chamber of Commerce any dispute arising from this Agreement which cannot be solved in an amicable manner. The arbitration shall take place in New York City, New York, and shall not include the conciliation procedure. Judgment upon the award rendered may be entered in any court in any country for execution.

        13.2 Both parties hereto agree that it is not the intention to violate any public policy, statutory or common laws. However, if any sentence, paragraph, clause or combination of the same is in violation of any state or federal law or is found to be otherwise unenforceable by a court from which there is no appeal, or no appeal is taken, such sentences, paragraphs, clauses or combinations of the same shall be deleted and the remainder of this Agreement shall remain binding.

        13.3 This Agreement and the covenants herein contained shall be binding and inure to the benefit of the parties hereto and their heirs, assigns, successors and legal representatives. Except as otherwise provided herein, this Agreement shall not be assignable.

        13.4 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and shall, except for the Collaboration Agreement, supersede all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto.

        13.5 The paragraph headings contained herein are for reference only; they are not a part of this Agreement nor shall they in any way affect the interpretation thereof.

        13.6 The express or implied waiver by either party of a breach of any provision of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have affixed their authorized signatures as of the date given.


Bagsvaerd, 1995                        San Diego, 1995
NOVO NORDISK A/S                       ALANEX CORPORATION


------------------------------------   ----------------------------------------
By:                                    By:

                                             * Confidential Treatment Requested

Addendum
--------
HEALTH CARE CHEMISTRY                              [NOVO NORDISK LETTERHEAD]


Dr. Marvin Brown, President and Executive Officer
Alanex Corporation
3550 General Atomics Court
San Diego, CA 92121
U.S.A.


Addition to Section 4.3: Funding Commitment Modification in the Collaboration Agreement between Alanex Corporation and Novo Nordisk.

As proposed by Novo Nordisk and accepted by Alanex ********* additional FTE's will be added per July 1, 1996 by Alanex to the Research Program re. characterization of novel non-peptide ligands with desired ******************** receptor ligand binding affinity.

The FTE Rate for the Additional FTE's shall follow the FTE Rate in the Research Agreement.

The number of the Additional FTE's can be modified by the Steering Committee.

Which FTE's will be added to the Research Program is based on the decision of the Steering Committee.

                                             * Confidential Treatment Requested

                                                                    2.

As both the **************************************** project has entered a stage that requires more medicinal chemistry effort and the increased number of active compounds demands a larger capability in pharmacology the Steering Committee has decided to add ****** medicinal chemist and ***************** to the Research Program per July 1, 1996.



Bagsvaerd, 1996                               San Diego, 1996

NOVO NORDISK A/S                              ALANEX CORPORATION

      /s/ M. V. THOMSEN                             /s/ MARVIN R. BROWN
--------------------------------              --------------------------------
By: M. V. Thomsen                             By: Marvin R. Brown
Corporate Vice President                          President & CEO